APOGEE’S STRONG FY17 Q3 RESULTS UNDERSCORE SUCCESS OF GROWTH STRATEGIES

“Apogee’s strategies to drive growth through new geographies, new products and new markets are delivering strong results, and our backlog, awards and bidding levels support our outlook for sustained growth.”
- CEO Joe Puishys

MINNEAPOLIS, MN (December 14, 2016) - Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2017 third-quarter results. Apogee provides distinctive solutions for enclosing commercial buildings and framing art.

THIRD-QUARTER HIGHLIGHTS

•	Revenues of $274.1 million were up 15 percent, vs. prior-year period.

•	Operating income of $33.3 million was up 19 percent, vs. prior-year period.

◦	Operating margin was 12.1 percent, up 40 basis points, vs. prior-year period.

•	Earnings per share of $0.78 were up 24 percent, vs. prior-year period.

•	Earnings per share outlook for fiscal 2017 was increased to $2.85 to $2.95.

COMMENTARY
“Apogee delivered another quarter of strong top- and bottom-line growth, driven by our architectural businesses, which are executing strategies for growth and operational excellence,” said Joseph F. Puishys, Apogee chief executive officer. “Our results, with earnings per share up 24 percent, reflect the position of strength we’ve established in commercial construction markets. We continue to have confidence in our ability to perform and have once again increased our earnings per share guidance for fiscal 2017.

“In the quarter, we again delivered on strategic initiatives to better position Apogee over a cycle, including growing our share of mid-size projects in architectural glass and expanding penetration of the retrofit market,” he said. “In addition, we increased our credit facility to allow us to sustain our growth momentum by making acquisitions that expand our market opportunities.

“To that end, this morning we closed on the acquisition of a $100 million revenue business that supports two of our growth strategies,” said Puishys. “Sotawall Limited increases our geographic presence in Canada and the U.S., and adds unique curtainwall products to our offerings. Its EBITDA margins will be accretive to Apogee and our architectural framing systems segment, and it will be accretive to Apogee’s earnings in fiscal 2018.”

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

FY17 THIRD-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Glass

•	Revenues of $107.0 million were up 25 percent, on strong U.S. growth in the mid-size sector.

•	Operating income grew to $11.7 million, up 40 percent.

◦	Operating margin expanded 110 basis points to 10.9 percent, on volume growth and improved pricing, mix and productivity.

•	Segment backlog was $84.7 million, compared to $90.7 million in the fiscal 2017 second quarter.

◦
Architectural glass segment continues to have the greatest visibility to future projects due to its daily interaction with architects, but has become a quicker lead-time business with a higher level of book and bill activity within quarters; therefore, revenue growth doesn’t require an increase in backlog.

Architectural Framing Systems

•	Revenues of $90.9 million were up 19 percent, on volume growth in all four businesses.

•	Operating income grew to $11.8 million, up 28 percent.

◦	Operating margin expanded 90 basis points to 13.0 percent, as a result of volume growth and productivity.

•	Segment backlog was $164.1 million, compared to $130.5 million in the fiscal 2017 second quarter.

◦	Today’s acquisition is expected to add $75 to $100 million to fourth-quarter framing segment backlog.

Architectural Services

•	Revenues of $64.4 million were up 5 percent.

•	Operating income grew to $4.9 million, up 33 percent.

◦	Operating margin expanded 160 basis points to 7.6 percent, due to good execution on projects with better margins and volume growth.

•	Segment backlog was $195.5 million, compared to $236.1 million in the fiscal 2017 second quarter.

◦
Since the third quarter ended, there have been substantial architectural services awards, leading to an expectation that the fourth-quarter services segment backlog will increase significantly from the third-quarter level.

Large-Scale Optical Technologies

•	Revenues of $22.1 million were down 9 percent, due to softer than expected custom picture framing end markets; revenues are expected to grow in the fourth quarter.

•	Operating income of $5.9 million was down 22 percent.

◦	Operating margin was 26.8 percent, compared to 31.5 percent, as a somewhat stronger product mix was more than offset by lower volume; operational performance remains strong.

Financial Condition
Apogee’s capital allocation strategy - rooted in strong cash flow - supports cash returns to shareholders and investments in future growth. In the third quarter, the company increased and extended its credit facility to support its acquisition strategy.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee generated $70.5 million in cash from operations year to date, compared to $86.2 million in the prior-year period. Cash and short-term investments, including restricted cash, totaled $97.1 million at the end of the third quarter, compared to $90.6 million at the end of fiscal 2016. Apogee’s debt was $20.4 million, comparable to the level at the end of fiscal 2016. Reflecting Apogee’s ongoing commitment to enhancing shareholder return, in the third quarter the company paid cash dividends of $3.6 million and repurchased 250,000 shares of common stock at a cost of $10.8 million to offset dilution from compensation programs.

FY17 OUTLOOK
“For full-year fiscal 2017, we expect continued top- and bottom-line growth, and have increased our earnings per share outlook for the year to $2.85 to $2.95, from $2.80 to $2.90, as a result of solid execution of strategies to improve operational performance, productivity and project selection,” said Puishys. “We are maintaining our outlook for revenue growth of approximately 10 percent.”

He said that fiscal 2017 capital expenditures are anticipated to be approximately $70 million, as Apogee invests primarily to increase capabilities and productivity. Gross margin is expected to be approximately 26.7 percent and operating margin approximately 11.5 percent.

Puishys noted that this guidance does not include the impact of the acquisition completed today; the new curtainwall business is expected to add approximately $15 million to fourth-quarter revenues at a break-even operating margin due to purchase accounting costs.

“Apogee expects mid-single digit U.S. commercial construction market growth in fiscal years 2017 and 2018, as market activity, the Architecture Billings Index, office employment and office vacancy rates all show positive momentum,” he said. “With our internal market visibility and external metrics moving in the right direction, we see sustained U.S. non-residential market growth at least through fiscal 2020.

“Our strategies to grow through new geographies, new products and new markets, along with our focus on better project selection, productivity and operational improvements are yielding strong results,” Puishys said.

TELECONFERENCE AND SIMULTANEOUS WEBCAST
Apogee will host a teleconference and webcast at 9 a.m. Central Time tomorrow, December 15. To participate in the teleconference, call (866) 525-3151 toll free or (330) 863-3393 international, access code 27081806. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on investors, then overview and then the webcast link on that page. The webcast also will be archived for replay on the company’s web site.

ABOUT APOGEE ENTERPRISES
Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in four segments, with three of the segments serving the commercial construction market:

•	Architectural Glass segment consists of Viracon, the leading fabricator of coated, high-performance architectural glass for global markets.

•
Architectural Framing Systems segment businesses design, engineer, fabricate and finish the aluminum frames for window, curtainwall and storefront systems that comprise the outside skin of buildings. Businesses in this segment are: Wausau, a manufacturer of custom aluminum window systems and curtainwall; Sotawall, a manufacturer of unitized curtainwall systems; Tubelite, a fabricator of aluminum

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

storefront, entrance and curtainwall products; Alumicor, a fabricator of aluminum storefront, entrance, curtainwall and window products for Canadian markets; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Architectural Services segment consists of Harmon, one of the largest U.S. full-service building glass installation companies.

•	Large-Scale Optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer primarily for the custom picture framing market.

USE OF NON-GAAP FINANCIAL MEASURES
This news release and other financial communications may contain the following non-GAAP measures:

•
Backlog represents the dollar amount of revenues Apogee expects to recognize in the near-term from firm contracts or orders. The company uses backlog as one of the metrics to evaluate near-term sales trends in its business.

•	Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The company considers this measure an indication of the financial strength of the company.

•
Days working capital is defined as average working capital (current assets less current liabilities) multiplied by the number of days in the period and then divided by net sales in the period. The company considers this a useful metric in monitoring its performance in managing working capital.

•
Constant currency revenue excludes the impact of fluctuations in foreign currency on Apogee’s international operations. The company believes providing constant currency information provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. Constant currency percentages are calculated by converting prior-period local currency results using the current period exchange rates and comparing these converted amounts to current period reported results.

Apogee believes that these non-GAAP measures provide enhanced transparency with respect to revenue growth, cash management and operational management. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported financial results of the company prepared in accordance with GAAP. Other companies may calculate these measures differently than Apogee, limiting the usefulness of the measure for comparison with other companies.

FORWARD-LOOKING STATEMENTS
The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) global economic conditions and the cyclical nature of the North American and Latin American commercial construction industries, which impact our three architectural segments, and consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; (B) fluctuations in foreign currency exchange rates; (C) actions of new and existing competitors; (D) ability to effectively utilize and increase production capacity; (E) product performance, reliability and quality issues; (F) project management and installation issues that could result in losses on individual contracts; (G) changes in consumer and customer preference, or architectural trends and building codes; (H) dependence on a relatively small number of customers in certain business segments; (I) revenue and operating results that could differ from market expectations; (J) self-insurance risk related to a material product liability or other event for which the company is liable; (K) dependence on information technology systems and information security threats; (L) cost of compliance with and changes in environmental regulations; (M) interruptions in glass supply; (N) loss of key personnel and inability to source sufficient labor; and (O) integration of recent acquisition. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 27, 2016.

(Tables follow)

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Income
(Unaudited)
	Thirteen	Thirteen		Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
Dollars in thousands, except per share amounts	November 26, 2016	November 28, 2015	Change	November 26, 2016	November 28, 2015	Change

Net sales	$274,072	$238,324	15%	$800,407	$719,040	11%
Cost of sales	201,204	175,898	14%	590,581	544,326	8%
Gross profit	72,868	62,426	17%	209,826	174,714	20%
Selling, general and administrative expenses	39,609	34,568	15%	117,269	106,209	10%
Operating income	33,259	27,858	19%	92,557	68,505	35%
Interest income	271	258	5%	799	762	5%
Interest expense	150	159	(6)%	495	477	4%
Other (expense) income, net	(158)	(75)	(111)%	350	(120)	N/M
Earnings before income taxes	33,222	27,882	19%	93,211	68,670	36%
Income tax expense	10,670	9,361	14%	30,540	23,264	31%
Net earnings	$22,552	$18,521	22%	$62,671	$45,406	38%

Earnings per share - basic	$0.78	$0.64	22%	$2.18	$1.56	40%
Average common shares outstanding	28,828	29,181	(1)%	28,807	29,137	(1)%
Earnings per share - diluted	$0.78	$0.63	24%	$2.17	$1.54	41%
Average common and common equivalent shares outstanding	28,892	29,466	(2)%	28,913	29,479	(2)%
Cash dividends per common share	$0.125	$0.110	14%	$0.375	$0.330	14%

Business Segments Information
(Unaudited)
	Thirteen	Thirteen		Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
	November 26, 2016	November 28, 2015	Change	November 26, 2016	November 28, 2015	Change
Net sales
Architectural Glass	$107,002	$85,461	25%	$299,567	$279,069	7%
Architectural Framing Systems	90,850	76,419	19%	264,212	228,990	15%
Architectural Services	64,380	61,244	5%	204,934	169,093	21%
Large-Scale Optical	22,084	24,211	(9)%	63,382	66,874	(5)%
Eliminations	(10,244)	(9,011)	(14)%	(31,688)	(24,986)	(27)%
Total	$274,072	$238,324	15%	$800,407	$719,040	11%
Operating income (loss)
Architectural Glass	$11,708	$8,383	40%	$30,855	$23,405	32%
Architectural Framing Systems	11,838	9,244	28%	35,070	24,197	45%
Architectural Services	4,918	3,702	33%	14,336	6,063	136%
Large-Scale Optical	5,910	7,621	(22)%	15,613	18,132	(14)%
Corporate and other	(1,115)	(1,092)	(2)%	(3,317)	(3,292)	(1)%
Total	$33,259	$27,858	19%	$92,557	$68,505	35%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)
	November 26, 2016	February 27, 2016
Assets
Current assets	$365,491	$336,793
Net property, plant and equipment	229,556	202,462
Other assets	122,198	118,185
Total assets	$717,245	$657,440
Liabilities and shareholders' equity
Current liabilities	$188,394	$177,381
Long-term debt	20,400	20,400
Other liabilities	56,274	53,464
Shareholders' equity	452,177	406,195
Total liabilities and shareholders' equity	$717,245	$657,440

Consolidated Condensed Statement of Cash Flows
(Unaudited)
	Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended
In thousands	November 26, 2016	November 28, 2015

Net earnings	$62,671	$45,406
Depreciation and amortization	24,270	23,336
Share-based compensation	4,403	3,686
Proceeds from new markets tax credit transaction, net of deferred costs	5,109	—
Other, net	(7,237)	(9,521)
Changes in operating assets and liabilities	(18,735)	23,260
Net cash provided by operating activities	70,481	86,167
Capital expenditures	(44,548)	(26,757)
Change in restricted cash	(14,884)	—
Net purchases of marketable securities	682	(60,786)
Other, net	(452)	(3,875)
Net cash used in investing activities	(59,202)	(91,418)
Repurchase and retirement of common stock	(10,817)	(7,257)
Dividends paid	(10,687)	(9,632)
Other, net	1,016	2,073
Net cash used in financing activities	(20,488)	(14,816)
Decrease in cash and cash equivalents	(9,209)	(20,067)
Effect of exchange rates on cash	338	(1,405)
Cash and cash equivalents at beginning of year	60,470	52,185
Cash and cash equivalents at end of period	$51,599	$30,713

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com